UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 31, 2007

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

(   ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

(   ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

(   ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

(   ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02. Unregistered Sales of Equity Securities

THE SUMMARY OF THE PRIVATE PLACEMENT SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE 10% CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE, WARRANT, AND REGISTRATION RIGHTS AGREEMENT EXECUTED BY THE COMPANY IN CONNECTION WITH THE PRIVATE PLACEMENT. THE FORMS OF SUCH DOCUMENTS ARE FILED AS EXHIBITS TO THIS FORM 8-K.

On October 31, 2007, Santa Fe Gold Corporation (the “Company”) announced it completed the placement of 10% Senior Subordinated Convertible Notes in the amount of $450,000. The notes were placed with three accredited investors in the amount of $150,000 each. The term of the notes is 60 months, at the end of which time all remaining principal and interest shall be due.

The notes bear interest at 10% per annum. Interest will accrue for 18 months from the date of closing. Interest on the outstanding principal balance will then be payable in quarterly installments commencing on the first day of the 19th month following closing.

Investors may at any time convert unpaid principal and interest into shares of the Company’s common stock at the rate of $1.25 per share. The notes will be automatically converted into common stock if the weighted average closing sales price of the stock exceeds $2.50 per share for 10 consecutive trading days.

For every $2.50 of the original principal amount of notes purchased, investors will receive one common stock purchase warrant to purchase one share of common stock at a price of $1.25. The term of the warrants is five years.

The shares underlying the notes and warrants will be registered on request provided the weighted average closing price of the stock exceeds $1.50 per share for ten consecutive trading days.

The Company undertook this offering in reliance upon Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description

4.1	10% Convertible Senior Subordinated Promissory Note

4.2	Warrant

4.3	Registration Rights Agreement

99.1	Press Release dated October 31, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
 (Registrant)

Date: October 31, 2007	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer

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